Exhibit 99.1

MEMC Electronic Materials, Inc. 501 Pearl Drive (City of O’Fallon) Post Office Box 8 St. Peters, Missouri 63376 USA Phone: 636-474-5000 Fax: 636-474-5158 www.memc.com	FOR IMMEDIATE RELEASE MEMC REPORTS SECOND QUARTER RESULTS

St. Peters, MO, July 25, 2007 – MEMC Electronic Materials, Inc. (NYSE: WFR) today reported financial results for the quarter ended June 30, 2007.

Summary of second quarter results:

•	Net sales of $472.7 million
•	Gross margin of $245.6 million (52.0% of net sales)
•	Operating income of $207.3 million (43.9% of net sales)
•	Cash and short-term investment balances of $995.7 million
•	Share repurchase program implemented
•	MEMC added to S&P 500 Index

The company reported second quarter net sales of $472.7 million, which represents an increase of 7.3% from first quarter 2007 net sales of $440.4 million and an increase of 27.6% over second quarter 2006 net sales of $370.5 million.

Gross margin in the quarter was $245.6 million, or 52.0% of net sales, compared to $222.5 million, or 50.5% of sales, in the 2007 first quarter and $160.4 million, or 43.3% of sales, in the 2006 second quarter. This represents sequential growth of 10.4% in gross margin dollars and 150 basis points as a percentage of net sales over the first quarter level and 53.1% growth in gross margin dollars and 870 basis points as a percentage of net sales over the 2006 second quarter.

The company achieved operating income during the quarter of $207.3 million, or 43.9% of net sales. This compares to $187.7 million, or 42.6% of net sales, for the 2007 first quarter and $127.3 million, or 34.4% of net sales, for the 2006 second quarter. The 10.4% sequential improvement in operating income and 130 basis point improvement as a percentage of net sales was the result of a higher gross margin, with operating expenses staying approximately flat as a percentage of net sales. Operating expenses were $38.3 million, or 8.1% of sales, compared to $34.8 million, or 7.9% of sales, in the 2007 first quarter, and $33.1 million, or 8.9% of sales, in the 2006 second quarter. The sequential increase in operating expense was primarily the result of higher legal, benefits and stock compensation expenses. Non-operating income in the quarter includes a non-cash benefit of $7.9 million, reflecting the required quarterly valuation of the Suntech warrants.

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MEMC ELECTRONIC MATERIALS

Using an estimated effective cash tax rate of 15%, non-GAAP net income for the second quarter of 2007 was $188.9 million and non-GAAP diluted EPS was $0.81. This represents non-GAAP earnings per share growth of 14.1% over the previous quarter and 80.0% versus the year-ago quarter. Net income for the second quarter, using a book tax rate of 26.3%, was $163.6 million and GAAP diluted EPS was $0.70. Both GAAP and non-GAAP EPS figures include $7.9 million in pre-tax benefit relating to the Suntech warrants ($0.02 per share after tax). See non-GAAP reconciliation information at the end of this press release following the financial statement tables.

During the second quarter, the company generated operating cash flow of $197.6 million, or 41.8% of sales. Capital expenditures for the quarter totaled $53.9 million, or 11.4% of sales. Free cash flow (operating cash flow minus capital expenditures) was $143.7 million or 30.4% of sales. MEMC ended the second quarter with cash and short-term investments of $995.7 million, compared to $838.1 million at the end of the first quarter.

“MEMC delivered strong results in the second quarter, including annualized sales growth of almost 30%,” said Nabeel Gareeb, MEMC’s chief executive officer. “Along with this strong sales growth, MEMC also grew operating profit by over 10% from the first quarter, non-GAAP EPS by 14%, and grew cash balances to near the $1 billion dollar mark.”

“We also made two significant announcements during the quarter. The first was the implementation of a $500 million share repurchase program, which reflects our strong cash flow generation, disciplined approach to capital allocation, and our commitment to enhancing shareholder value. The second announcement was that MEMC has been added to the S&P 500. This recognition is a result of our steady growth achieved through focused execution amid varying market conditions.”

Third Quarter 2007 Outlook

“The demand environment for some of our semiconductor customers continues to slowly improve,” continued Gareeb. “Wafer inventory levels at some customers are still at somewhat elevated levels and could be back to normalized levels in the fall season. Demand from solar applications, however, continues to be healthy. Based on these customer indications, we are targeting revenues of approximately $500 million for the third quarter. We are also targeting margins to improve by approximately 100 basis points compared to the second quarter levels, with operating expenses of approximately $39 million.”

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MEMC ELECTRONIC MATERIALS

Full Year 2007 Update

“For the full year 2007, we are currently targeting revenue of over $1.95 billion. In addition, we are now targeting non-GAAP EPS to be a little over $3.30 based on a cash tax rate in the mid-teens, and excluding any change in the Suntech warrant valuation. This would represent over 60% growth in non-GAAP EPS over the 2006 level of $2.06.”

Other Updates

“Based on a number of questions from our customers and investor base, we are formally announcing our capacity expansion plans that are underway in the polysilicon and 300mm areas. In the polysilicon area, we are targeting to achieve over 15,000 metric tons of annualized capacity by the end of this decade, depending upon customer needs.”

“We are also continuing to grow our 300mm wafering capacity and are targeting to achieve over 700,000 wafers per month of capacity over that same period, depending upon customer needs,” concluded Gareeb.

Conference Call

MEMC will host a conference call today, July 25, 2007, at 4:30 p.m. ET to discuss the company’s second quarter results and related business matters. A live webcast will be available on the company’s web site at www.memc.com. Please go to the web site at least fifteen minutes prior to the call to register, download and install any necessary audio software.

A replay of the conference call will be available from 6:30 p.m. ET on July 25, 2007, until 11:59 p.m. ET on August 1, 2007. To access the replay, please dial (203) 369-3179 at any time during that period. A replay will also be available until 11:59 p.m. ET on August 1, 2007 on the company’s web site at www.memc.com.

About MEMC

MEMC is a global leader in the manufacture and sale of wafers and related intermediate products to the semiconductor and solar industries. MEMC has been a pioneer in the design and development of wafer technologies over the past four decades. With R&D and manufacturing facilities in the U.S., Europe and Asia, MEMC enables the next generation of high performance semiconductor devices and solar cells. MEMC’s common stock is listed on the New York Stock Exchange under the symbol ‘WFR’ and is included in the S&P 500 Index.

Contact:

Bill Michalek

Director, Investor Relations

MEMC Electronic Materials, Inc.

(636) 474-5443

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MEMC ELECTRONIC MATERIALS

Certain matters discussed in this news release are forward-looking statements, including our expectation that third quarter 2007 sales are targeted to be approximately $500 million; that margins are targeted to increase by approximately 100 basis points from the second quarter, with operating expenses of approximately $39 million; that for the full year 2007 we are targeting revenue of over $1.95 billion; that we are targeting non-GAAP EPS for 2007 based on a cash tax rate of 15% and no change in the value of the Suntech warrants to be a little over $3.30; that we are targeting to achieve over 15,000 metric tons of annualized polysilicon capacity by the end of the decade depending upon customer needs; and that we are targeting to achieve over 700,000 wafers per month of 300mm wafering capacity by the end of the decade depending upon customer needs. Such statements involve certain risks and uncertainties that could cause actual results to differ materially from those in the forward-looking statements. Potential risks and uncertainties include market demand for wafers and semiconductors as well as polysilicon; customer acceptance of our new products; utilization of manufacturing capacity; our ability to reduce manufacturing and operating costs; inventory levels of our customers; changes in the pricing environment for both silicon wafers and polysilicon; supply chain difficulties or problems; assumptions underlying management’s financial estimates; general economic conditions; actions by competitors, customers and suppliers; changes in product specifications and manufacturing processes; changes in financial market conditions; changes in the composition of worldwide taxable income; the impact of competitive products and technologies; changes in interest and currency exchange rates and other risks described in the company’s filings with the Securities and Exchange Commission. These forward-looking statements represent the company’s judgment as of the date of this release. The company disclaims, however, any intent or obligation to update these forward-looking statements.

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MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; In millions, except per share data)

	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Net sales	$ 472.7	$ 440.4	$ 370.5	$ 913.1	$ 712.0
Cost of goods sold	227.1	217.9	210.1	445.0	418.9
Gross margin	245.6	222.5	160.4	468.1	293.1

Operating expenses:
Marketing and administration	28.9	25.3	23.6	54.2	46.2
Research and development	9.4	9.5	9.5	18.9	17.9
Operating income	207.3	187.7	127.3	395.0	229.0

Nonoperating (income) expense:
Interest expense	0.3	0.3	0.8	0.6	1.8
Interest income	(10.5)	(8.4)	(2.6)	(18.9)	(4.2)
(Gain) loss on fair value of warrant	(7.9)	1.1	-	(6.8)	-
Other, net	1.6	(0.2)	0.1	1.4	(0.7)
Total nonoperating (income) expense	(16.5)	(7.2)	(1.7)	(23.7)	(3.1)
Income before income tax expense and minority interests	223.8	194.9	129.0	418.7	232.1
Income tax expense	58.9	58.8	45.7	117.7	80.5
Income before minority interests	164.9	136.1	83.3	301.0	151.6
Minority interests	(1.3)	(1.4)	(1.4)	(2.7)	(2.4)
Net income	$ 163.6	$ 134.7	$ 81.9	$ 298.3	$ 149.2

Basic income per share	$ 0.73	$ 0.60	$ 0.37	$ 1.33	$ 0.67
Diluted income per share(1)	$ 0.70	$ 0.58	$ 0.36	$ 1.29	$ 0.65

Weighted-average shares used in computing basic income per share	225.0	224.0	222.0	224.5	221.9
Weighted-average shares used in computing diluted income per share	232.5	231.6	229.8	232.1	229.5

(1) The sum of quarterly EPS amounts may be different than year-to-date amounts as a result of the impact of variations in shares outstanding due to timing of stock option exercises and treasury stock repurchases and rounding differences.

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(In millions)

	June 30,	December 31,
	2007	2006
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$ 836.8	$ 527.5
Short-term investments	158.9	58.0
Accounts receivable, net	203.6	199.0
Inventories	59.1	80.2
Prepaid and other current assets	27.1	34.8
Total current assets	1,285.5	899.5
Property, plant and equipment, net	663.4	603.5
Deferred tax assets, net	122.3	119.5
Other assets	158.5	143.0
Total assets	$ 2,229.7	$ 1,765.5

LIABILITIES AND STOCKHOLDERS' EQUITY
Current liabilities:
Current portion of long-term debt	$ 4.9	$ 5.0
Accounts payable	133.6	125.4
Accrued liabilities	41.9	40.3
Accrued wages and salaries	34.7	32.8
Customer deposits	50.5	-
Income taxes payable	60.1	54.3
Total current liabilities	325.7	257.8
Long-term debt, less current portion	25.9	29.4
Pension and post-employment liabilities	80.1	85.2
Deferred revenue	79.6	68.1
Other liabilities	158.2	119.5
Total liabilities	669.5	560.0
Minority interests	35.1	38.6
Commitments and contingencies
Stockholders' equity:
Preferred stock	-	-
Common stock	2.3	2.2
Additional paid-in capital	308.0	242.5
Retained earnings	1,232.6	933.8
Accumulated other comprehensive loss	(8.6)	(7.4)
Treasury stock	(9.2)	(4.2)
Total stockholders' equity	1,525.1	1,166.9
Total liabilities and stockholders' equity	$ 2,229.7	$ 1,765.5

MEMC ELECTRONIC MATERIALS, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited; In millions)
	Three Months Ended			Six Months Ended
	June 30,	March 31,	June 30,	June 30,	June 30,
	2007	2007	2006	2007	2006

Cash flows from operating activities:
Net income	$163.6	$134.7	$81.9	$298.3	$149.2
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	20.2	19.0	17.5	39.2	33.9
Minority interests	1.3	1.4	1.4	2.7	2.4
Stock compensation	7.8	7.4	3.8	15.2	7.4
Working capital and other	4.7	52.0	10.1	56.7	42.1
Net cash provided by operating activities	197.6	214.5	114.7	412.1	235.0

Cash flows from investing activities:
Proceeds from sales and maturities of investments	29.3	14.2	10.9	43.5	14.3
Purchases of investments	(132.7)	(11.7)	(11.3)	(144.4)	(13.3)
Capital expenditures	(53.9)	(47.9)	(33.1)	(101.8)	(62.8)
Other	-	-	-	-	0.1
Net cash used in investing activities	(157.3)	(45.4)	(33.5)	(202.7)	(61.7)

Cash flows from financing activities:
Net repayments on short-term borrowings	-	-	-	-	(13.0)
Proceeds from customer deposits	-	63.7	-	63.7	-
Principal payments on long-term debt	(2.5)	-	(2.7)	(2.5)	(2.7)
Excess tax benefits from stock-based compensation arrangements	16.0	12.1	-	28.1	-
Dividend to minority interest	(6.2)	-	(5.6)	(6.2)	(5.6)
Common stock repurchased	(4.8)	-	-	(4.8)	-
Proceeds from issuance of common stock	8.2	10.2	2.0	18.4	5.3
Net cash provided by (used in) financing activities	10.7	86.0	(6.3)	96.7	(16.0)

Effect of exchange rate changes on cash and cash equivalents	2.4	0.8	1.2	3.2	2.5

Net increase in cash and cash equivalents	53.4	255.9	76.1	309.3	159.8
Cash and cash equivalents at beginning of period	783.4	527.5	210.2	527.5	126.5
Cash and cash equivalents at end of period	$836.8	$783.4	$286.3	$836.8	$286.3

Reconciliation of GAAP Net Income and EPS

to non-GAAP Net Income and EPS

(Unaudited; In millions, except per share data)

	2Q 2007		1Q 2007		2Q 2006
	Net Income	EPS	Net Income	EPS	Net Income	EPS
GAAP	$ 163.6	$ 0.70	$ 134.7	$ 0.58	$ 81.9	$ 0.36
Cash Tax Difference*	25.3	0.11	29.6	0.13	21.3	0.09
Non-GAAP	$ 188.9	$ 0.81	$ 164.3	$ 0.71	$ 103.2	$ 0.45

*Our estimated cash tax rate is the estimated tax payable on our tax returns as a percentage of estimated annual pre-tax book income. The annual cash tax rate is estimated quarterly by reference to book taxable income and then taking into account temporary book/tax differences and any tax basis items reflected on our annual tax returns. The 2007 estimated cash tax rate is 15%.

The Q2 2007 book tax rate is 26.3%, giving rise to a $25.3 million tax difference from GAAP to non-GAAP net income as reflected in the above table.

The Q1 2007 book tax rate was 30.2%, giving rise to a $29.6 million tax difference from GAAP to non-GAAP net income as reflected in the above table.

The Q2 2006 estimated cash tax rate is 19%. The Q2 2006 book tax rate was 35.43%, giving rise to a $21.3 million tax difference from GAAP to non-GAAP net income as reflected in the above table.